UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 3, 2006

XENOGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-32239	77-0412269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

860 Atlantic Avenue, Alameda, California

94501

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 291-6100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Settlement of Lawsuit with AntiCancer, Inc.

On August 9, 2001, AntiCancer, Inc. filed a lawsuit in the Superior Court of California, County of San Diego, against Xenogen Corporation (“Xenogen”, “we”, “us” or “our”) and other third parties. The complaint alleges five causes of action, including trade libel, defamation, intentional interference with contract, intentional interference with prospective economic advantage and unfair competition. These claims are based on alleged false statements made by unidentified employees and/or third parties regarding AntiCancer’s products. AntiCancer sought unspecified general and exemplary monetary damages arising from the alleged impact of the alleged false statements, as well as its costs and expenses incurred in connection with the lawsuit.

On March 3, 2006, AntiCancer and Xenogen agreed to settle this lawsuit. Each of AntiCancer and Xenogen has agreed to release the other from all claims relating to this lawsuit, AntiCancer has agreed to dismiss, with prejudice, the complaint filed with the court and Xenogen has agreed to make a one-time, cash payment of $1 million, which payment must be made by April 3, 2006. Neither Xenogen nor AntiCancer admits any wrongdoing or liability in connection with the settlement. Xenogen and AntiCancer are preparing the written settlement agreement and release to memorialize these arrangements. This settlement does not affect the patent infringement and declaratory judgment lawsuit filed in the U.S. District Court for the Southern District of California between Xenogen and AntiCancer.

We have accrued the settlement amount in our consolidated financial statements for the year ended December 31, 2005. The cost of the settlement amount is included in our selling general and administrative expenses and is reflected as an “other accrued liabilities” on our consolidated balance sheet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOGEN CORPORATION

Date: March 13, 2006	By:	/s/ WILLIAM A. ALBRIGHT, JR.
William A. Albright, Jr. Senior Vice President, Finance and Operations, and Chief Financial Officer